Exhibit 5.2

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	Telephone: +692-625-3602
RRE Commercial Center	Email: dreeder.rmi@gmail.com
Majuro, MH 96960	r.simpson@simpson.gr

October 10, 2017

Seaspan Corporation

Unit 2, 2nd Floor, Bupa Centre

141 Connaught Road West

Hong Kong, China

Re:	Seaspan Corporation

Ladies and Gentlemen:

We have acted as Marshall Islands counsel to Seaspan Corporation (the “Company”), a corporation organized under the laws of the Republic of the Marshall Islands (the “RMI”), in connection with the Company’s sale of US$80,000,000 of 7.125% Notes due 2027 (the “Securities”), in connection with: (a) the Company’s offering (the “Offering”), of its Securities; (b) the Underwriting Agreement dated October 2, 2017 (the “Underwriting Agreement”), between the Company and RBC Capital Markets, LLC and Stifel, Nicolaus & Company, Incorporated, as representative of the several Underwriters listed on Schedule II of the Underwriting Agreement (collectively, the “Underwriters”); and (c) the Preliminary Prospectus Supplement of the Company dated October 2, 2017 (the “Preliminary Prospectus”), and the Final Prospectus Supplement of the Company dated October 2, 2017 (the “Final Prospectus,” and, together with the Preliminary Prospectus, the “Prospectus”), with respect to the offering of the Securities included therein and relating to the registration statement on Form F-3 (File No. 333-211545), including post-effective amendments 1, 2 and 3 (as amended, the “Registration Statement”). The Securities will be issued under an indenture dated as of October 10, 2017 (the “Base Indenture”), between the Company and the Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by a first supplemental indenture dated as of October 10, 2017 (the “Supplemental Indenture” and, together with the Base Indenture the “Indenture”).

In connection with this opinion, we have examined originals or electronic copies, certified or otherwise identified to our satisfaction, the following documents (together the “Documents”): (i) the Registration Statement; (ii) the Prospectus; (iii) the Underwriting Agreement; (iv) the Company’s Amended and Restated Articles of Incorporation; (v) the Indenture; (vi) the Company’s Bylaws; and (vii) resolutions of the meetings of the Board of Directors of the Company, approving the offering of the Securities and all action relating thereto. We have also examined such corporate documents and records of the Company and other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as electronic copies or drafts of documents to be executed, the genuineness of all signatures, and the legal competence or capacity of persons or entities to execute and deliver such documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others, and have made no independent investigation, but have assumed that any representation, warranty or statement of fact or law, other than as to the laws of the RMI, made in any of the Documents is true, accurate and complete.

Based upon and subject to the foregoing, and having regard to such other legal considerations that we deem relevant, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the RMI, with full corporate power and authority to enter into and deliver each of the Documents.

2.	Each of the Documents to which the Company is a party has been duly authorized, validly executed and delivered by the Company and such Documents do not conflict with, or result in a breach or violation of, (i) the articles of incorporation or by-laws of the Company or (ii) any RMI statute, law rule, order, or regulation of general application to which the Company is subject.

3.	Under the laws of the RMI when the Securities have been issued and delivered in accordance with the terms of the Registration Statement, the Prospectus and the Underwriting Agreement, and upon payment of the consideration therefore, the Securities will constitute binding obligations of the Company.

We qualify our opinion to the extent that we express no opinion as to any law other than the laws of the RMI, including the statutes and Constitution of the RMI, as in effect on the date hereof and the reported judicial decisions interpreting such statutes and constitution. None of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except the RMI. In rendering this opinion, we have (A) relied in respect of matters of fact upon certificates of officers and employees of the Company and upon information obtained from public officials and (B) assumed that all documents submitted to us as originals are authentic, that all copies submitted to us conform to the originals thereof, and that the signatures on all documents examined by us are genuine.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us under the heading “Legal Matters” in the Registration Statement, the Preliminary Prospectus and the Final Prospectus, without admitting we are an “expert” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Dennis J. Reeder

Dennis J. Reeder
Reeder & Simpson, P.C.